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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2004

DIVIDEND CAPITAL TRUST INC.
(Exact name of small business issuer as specified in its charter)

Maryland	333-86234	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 17th Street, Suite 1700
Denver, CO 80202
(Address of principal executive offices)

(303) 228-2200
(Registrant's telephone number)

Item 2.    Acquisition or Disposition of Assets

        Purchase of Eastgate Distribution Center III.    On March 19, 2004, we acquired a fee interest in a 423,500 square foot distribution facility ("Eastgate") located in Lebanon, Tennessee, a sub-market of Nashville. The total estimated costs of Eastgate is approximately $14.8 million (which includes approximately $429,000 that is payable to the Dividend Capital Advisor LLC (the "Advisor")), which was paid from proceeds from the Company's public offering.

        Purchase of Newpoint I Business Park.    On March 31, 2004, we acquired a fee interest in a generic Class A, 414,160 square foot distribution facility ("Newpoint") located in Lawrenceville, Georgia, which is part of the major I-85-Northeast sub-market of Atlanta. The total estimated costs of Newpoint is approximately $15.2 million (which includes approximately $453,000 that is payable to the Advisor), which was paid from proceeds from the Company's public offering.

        Eastgate and Newpoint were acquired from First Industrial Development Services Inc. and Carmel River, LLC, an affiliate of Panattoni Investments, LLC, respectively, which are not affiliated with the Company. The purchase price was determined through negotiations between the seller and the Company's advisor. The total cost of these acquisitions may increase by additional costs which have not yet been finally determined. We expect additional costs to be immaterial.

Item 7.    Financial Statements and Exhibits.

        To be filed by amendment. Pursuant to Item 7(b)(2) of Form 8-K, the registrant hereby undertakes to file financials statements filed in response to this item on an amendment to the Current Report on Form 8-K no later than 60 days after April 5, 2004.

Item 9.    Regulation FD Disclosure.

        On March 26, 2004, we entered into a strategic relationship with Panattoni Investments, LLC ("Panattoni"), a leading national developer of industrial and distribution space. We have committed to fund up to $15 million, at our option, in the form of equity and debt to serve as the funding needed to develop various industrial projects. On March 26, 2004, we made our initial contribution in the form of a loan in the amount of $1,498,000. This initial funding plus a future funding of approximately $2 million will be used to develop approximately 960,000 square feet of distribution space in the Plainfield sub-market of Indianapolis. Pursuant to the loan agreement, initial funding will become due on July 26, 2007, or at our option, April 26, 2007. In addition to the interest earned on the loan, we have obtained certain acquisition rights to the property being developed. Also, we have obtained an option that gives us the right to purchase an equity interest in the entity owning the property. This equity interest may be up 5% of to total amount of the principal loan amount outstanding at the time of contribution. We can exercise this option effective January 1, 2005 through the loan's maturity date.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.
April 5, 2004
	By:	/s/ EVAN H. ZUCKER Evan H. Zucker Chief Executive Officer

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  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements and Exhibits.
  Item 9. Regulation FD Disclosure.
SIGNATURES